                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   The Goldman Sachs Group, L.P.
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   (Last)               (First)                 (Middle)

   85 Broad Street
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                                    (Street)

   New York,                         New York                          10004
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Neuromedical Systems, Inc.
   (NSIX)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Year

   FYE December 31, 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



          --------------------------------------------------

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7. Individual or Joint/Group Reporting
   (Check applicable line)

   [   ] Form Filed by One Reporting Person
   [ X ] Form Filed by More than One Reporting Person

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

====================================================================================================================================
                          Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                        |
====================================================================================================================================
                                 |                 |            |                               |             |         |          |
                                 |                 |            |                               |5.           |6.       |          |
                                 |                 |            |4.                             |Amount of    |Owner-   |          |
                                 |                 |            |Securities Acquired (A) or     |Securities   |ship     |          |
                                 |                 |            |Disposed of (D)                |Beneficially |Form:    |7.        |
                                 |                 |            |(Instr. 3, 4 and 5)            |Owned at end |Direct   |Nature of |
                                 |2.               | 3.         |-------------------------------|of Issuer's  |(D) or   |Indirect  |
1.                               |Transaction      |Transaction |              | (A)  |         |Fiscal Year  |Indirect |Beneficial|
Title of Security                |Date             |Code        |    Amount    | or   | Price   |(Instr. 3    |(I)      |Ownership |
(Instr. 3)                       |(Month/Day/Year) |(Instr. 8)  |              | (D)  |         |and 4)       |(Instr.4)|(Instr. 4)|
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
Common Stock                     |                 |            |              |      |         |  6,839,699  |   01    |    01    |
------------------------------------------------------------------------------------------------------------------------------------
                                 |                 |            |              |      |         |             |         |          |
                                 |                 |            |              |      |         |             |         |          |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

FORM 5 (continued)

====================================================================================================================================
                           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                          |
                                   (e.g., puts, calls, warrants, options, convertible securities)                                  |
====================================================================================================================================
              |       |          |      |               |                     |                    |       |         |      |      |
              |       |          |      |               |                     |                    |       |9.       |10.   |      |
              |       |          |      |               |                     |                    |       |Number   |Owner-|      |
              |       |          |      |               |                     |                    |       |of       |ship  |      |
              |2.     |          |      |               |                     |                    |       |Deriv-   |of    |      |
              |Conver-|          |      |5.             |                     |7.                  |       |ative    |Deriv-|11.   |
              |sion   |          |      |Number of      |                     |Title and Amount    |       |Secur-   |ative |Nature|
              |or     |          |      |Derivative     |6.                   |of Underlying       |8.     |ities    |Secur-|of    |
              |Exer-  |          |      |Securities     |Date                 |Securities          |Price  |Bene-    |ity:  |In-   |
              |cise   |3.        |      |Acquired (A)   |Exercisable and      |(Instr. 3 and 4)    |of     |ficially |Direct|direct|
              |Price  |Trans-    |4.    |or Disposed    |Expiration Date      |--------------------|Deriv- |Owned    |(D) or|Bene- |
1.            |of     |action    |Trans-|of (D)         |(Month/Day/Year)     |            |Amount |ative  |at End   |In-   |ficial|
Title of      |Deriv- |Date      |action|(Instr. 3,     |---------------------|            |or     |Secur- |of       |direct|Owner-|
Derivative    |ative  |(Month/   |Code  |4 and 5)       |Date      |Expira-   |            |Number |ity    |Year     |(I)   |ship  |
Security      |Secur- |Day/      |(Instr|---------------|Exer-     |tion      |            |of     |(Instr.|(Instr.  |(Instr|(Instr|
(Instr. 3)    |ity    |Year)     |8)    | (A)   |(D)    |cisable   |Date      |Title       |Shares |5)     |4)       |4)    |4)    |
------------------------------------------------------------------------------------------------------------------------------------
Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$2.12  |  5/8/98  | A(02)| 2,500 |       | 11/9/98  | 5/8/08   |Common Stock| 2,500 |       |  2,500  |  02  |  02  |
------------------------------------------------------------------------------------------------------------------------------------
Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$7.375 |          |      |       |       | 11/17/97 | 5/16/07  |Common Stock| 5,000 |       |  5,000  |  02  |  02  |
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Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$16.88 |          |      |       |       | 12/22/96 | 6/21/06  |Common Stock| 5,000 |       |  5,000  |  02  |  02  |
------------------------------------------------------------------------------------------------------------------------------------
Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$7.00  |          |      |       |       | 4/26/96  | 10/25/05 |Common Stock| 2,500 |       |  2,500  |  02  |  02  |
------------------------------------------------------------------------------------------------------------------------------------
Director Stock|       |          |      |       |       |          |          |            |       |       |         |      |      |
Options (right|       |          |      |       |       |          |          |            |       |       |         |      |      |
to buy)       |$6.00  |          |      |       |       | 6/1/95   | 6/1/05   |Common Stock| 2,500 |       |  2,500  |  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by GS Capital Partners, L.P. ("GSCP"), Stone Street Fund 1993, L.P. ("Stone Street 1993"), Bridge Street Fund 1993, L.P. ("Bridge Street 1993" and, together with GSCP and Stone Street 1993, the
"Limited  Partnerships"),  GS  Advisors,  L.P.  ("GS  Advisors"),  Stone  Street
Resource Corp. ("Resource"), Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, L.P. ("GS Group" and, together with GSCP, GS Advisors, Stone Street 1993, Bridge Street 1993, Resource and Goldman Sachs, the "Reporting Persons"). The principal business address of each of the Reporting Persons is 85 Broad Street, New York, NY 10004.

Explanation of Responses:

01: GS Group may be deemed to own beneficially and directly 125,000 shares of Common Stock and Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 6,714,699 shares of Common Stock through the Limited Partnerships. GS Group is the general partner of and owns a 99% interest in Goldman Sachs. Goldman Sachs is the investment manager of GSCP. Affiliates of Goldman Sachs and GS Group are the general partner, managing general partner or managing partner of the Limited Partnerships. Goldman Sachs and GS Group each disclaim beneficial ownership of the shares of Common Stock owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GSCP may be deemed to own beneficially and directly, and its general partner GS Advisors may be deemed to own beneficially and indirectly, 5,371,758 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Stone Street 1993 may be deemed to own beneficially and directly, and its general partner Resource may be deemed to own beneficially and indirectly, 634,673 shares of Common Stock. Resource disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

Bridge Street 1993 may be deemed to own beneficially and directly and its managing general partner Resource may be deemed to own beneficially and indirectly, 708,268 shares of Common Stock. Resource disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

02: These options were granted under the Neuromedical Systems, Inc. 1993 Stock Incentive Plan to a managing director and a former officer of Goldman Sachs in their capacity as directors of the Issuer. That managing director and that former officer have an agreement with GS Group pursuant to which they hold the options for the benefit of GS Group.


Signatures:

GOLDMAN, SACHS & CO.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


THE GOLDMAN SACHS GROUP, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


GS CAPITAL PARTNERS, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


GS ADVISORS, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


STONE STREET FUND 1993, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


BRIDGE STREET FUND 1993, L.P.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


STONE STREET RESOURCE CORP.


By:  s/ Hans L. Reich
     -----------------------
     Name:     Hans L. Reich
     Title:    Attorney-in-fact


Date:     February 16, 1999









** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the Reporting Person pursuant to Rule 101(b)(4) of Regulation S-T.